Exhibit 99.2

PTC Prices Private Offering of $1 Billion of Senior Notes

BOSTON – January 30, 2020 – PTC Inc. (NASDAQ: PTC)(“PTC”) today announced the pricing of the private offering of its $500 million aggregate principal amount of 3.625% Senior Notes due 2025 (the “2025 notes”) and $500 million aggregate principal amount of 4.000% Senior Notes due 2028 (the “2028 notes” and, together with the 2025 notes, the “notes”). The aggregate principal amount of the notes was increased from the previously announced offering size of $750 million. The offering is expected to close on February 13, 2020, subject to customary closing conditions.

Interest on the notes will be payable semi-annually in arrears on February 15 and August 15 of each year, beginning on August 15, 2020.

PTC expects to use $530 million of the net proceeds of the offering of the notes to redeem all $500 million of its outstanding 6.000% Senior Notes due 2024, including the payment of premium and accrued and unpaid interest thereon, on or about May 15, 2020. PTC intends to use the remaining net proceeds to repay $457 million of the outstanding loans under its senior revolving credit facility at the closing of the offering of the notes. Pending the application of the net proceeds of the offering, PTC intends to invest $530 million of the net proceeds temporarily in money market funds, bank deposit accounts, investment grade securities or similar short-term investments.

The offering of the notes was made in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), only to (i) persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act and (ii) certain non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act. The notes have not been, and will not be, registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Nothing contained in this press release constitutes a notice of redemption of the 6.000% Senior Notes due 2024.

Forward-Looking Statements

This press release includes “forward-looking statements” about PTC’s offering of notes and intended use of proceeds of the offering. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the results indicated in the forward-looking statements. Those risks and uncertainties include uncertainties relating to market conditions for corporate debt securities generally and for the securities of companies in our industry and for PTC in particular. There can be no assurance as to the completion of the proposed offering. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Contacts

PTC

Corporate Communications

Jack McAvoy

jmcavoy@ptc.com

PTC

Investor Relations

Tim Fox

tifox@ptc.com

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